Exhibit 99

TI Reports 1Q05 Financial Results

•	1Q Revenue down 6% Sequentially and about Even with Year Ago

•	Operating Profit Expands

•	Inventories Remain at Reduced 4Q04 Level

•	EPS of $0.24

Conference Call on TI Web Site at 4:30 p.m. Central Time Today

www.ti.com

DALLAS (April 18, 2005) – Texas Instruments Incorporated (TI) (NYSE: TXN) today reported revenue for the first quarter of 2005 of $2972 million, about even with the year-ago period. Sequentially, revenue decreased 6 percent as gains in the company’s Sensors & Controls and Educational & Productivity Solutions (E&PS) businesses were more than offset by an expected decline in Semiconductor.

Sequentially, TI’s gross and operating profit margins increased despite the decline in revenue. TI’s gross profit margin expanded 2.6 percentage points to 44.9 percent of revenue, and TI’s operating margin increased 1.3 percentage points to 16.7 percent of revenue.

TI inventories declined slightly from the fourth quarter, a period in which they were significantly reduced by $100 million. Having adjusted inventories to desired levels during the fourth quarter, TI increased production in its Semiconductor factories in the first quarter to realign factory output with its shipments.

Earnings per share (EPS) were $0.24 in the first quarter.

“TI started 2005 with stronger profit performance despite a slower semiconductor market environment. Higher utilization of the company’s owned factories as well as lower manufacturing and operating expenses were largely responsible for improved profitability in a quarter where revenue declined sequentially,” said Rich Templeton, president and chief executive officer.

“The market environment is improving. We believe the inventory correction in TI’s standard semiconductor products at distributors that began in the third quarter of 2004 is complete, as demonstrated by sequential growth in revenue and orders for these products. We expect that the inventory correction associated with our DLPTM products used in high-definition televisions and projectors will continue into the second quarter, although the rate of reductions should subside,” he said.

“While the overall environment for cell phones will likely support a lower growth rate than last year, we continue to have high expectations for our wireless operations in 2005. In the first quarter, TI’s wireless revenue grew 15 percent from a year ago and declined 14 percent sequentially following a strong fourth quarter. Recent market reports have confirmed that TI is the world’s top provider of semiconductors used in the wireless market, and we expect to gain additional share this year in the fast-growing market for 3G UMTS modems based on the strength of our digital signal processors,” he said.

“TI aggressively repurchased its common stock during the quarter, and we are now more than halfway through the $3 billion of repurchase plans announced in September and January. We remain committed to returning value to our shareholders,” he said.

Gross Profit

In the first quarter, TI’s gross profit of $1336 million, or 44.9 percent of revenue, was about even sequentially. Compared with a year ago, gross profit increased $14 million primarily due to higher gross profit in E&PS and a gain on the sale of assets associated with the company’s commodity liquid crystal display (LCD) driver product line.

Operating Expenses

Research and development (R&D) expense of $495 million, or 16.6 percent of revenue, increased $8 million sequentially due to higher Semiconductor product development expenses and was about even with a year ago.

Selling, general and administrative (SG&A) expense of $344 million, or 11.6 percent of revenue, decreased $19 million sequentially and $10 million from a year ago due to the combination of a gain recognized on the disposition of a sales facility and lower expenses.

Operating Profit

Operating profit of $497 million, or 16.7 percent of revenue, increased $13 million sequentially and $23 million from a year ago due to the combination of lower SG&A expenses and higher gross profit.

Other Income (Expense) Net (OI&E)

OI&E of $48 million decreased $38 million sequentially primarily due to the impact in the previous quarter of a partial settlement of matters related to grants from the Italian government regarding TI’s former memory business operations and the resolution of an open sales-tax item associated with the company’s previously divested defense electronics business. OI&E decreased $2 million from a year ago.

Net Income

Net income was $411 million, or $0.24 per share.

The effective tax rate for the first quarter was 24 percent, as expected, compared with the previous quarter’s 14 percent tax rate that included a cumulative catch-up reduction in tax expense. The effective tax rate in the year-ago quarter was 29 percent.

Orders

TI orders of $3028 million increased $84 million sequentially primarily due to seasonally higher demand for E&PS graphing calculators as well as higher demand for Sensors & Controls products. Compared with a year ago, TI orders decreased $203 million due to lower demand for Semiconductor products.

Cash

At the end of the first quarter, total cash (cash and cash equivalents plus short-term investments and long-term cash investments) was $5140 million, a decrease of $1218 million from the end of the previous quarter and a decrease of $353 million from the end of the year-ago period. During the quarter, the company used $1493 million in cash to repurchase 58 million shares of TI common stock.

Cash flow from operations in the first quarter of $523 million decreased $782 million sequentially primarily due to a significant reduction in accounts receivable in the fourth quarter that was not repeated in the first quarter and payment of employee profit sharing in the first quarter for 2004 performance.

Capital Spending and Depreciation

Capital expenditures in the first quarter of $277 million increased by $66 million sequentially and decreased by $124 million from a year ago. TI’s capital expenditures in the first quarter were primarily for equipment used for 65- and 90-nanometer wafer fabrication, and assembly and test operations.

Depreciation in the first quarter of $347 million decreased $43 million sequentially and $1 million from a year ago.

Accounts Receivable and Inventories

Accounts receivable at the end of the first quarter of $1696 million were the same as at the end of the previous quarter. Accounts receivable increased $18 million from the end of the year-ago quarter due to higher sales. Days sales outstanding were 51 at the end of the first quarter compared with 48 at the end of the previous quarter and 51 at the end of the year-ago quarter.

Inventories of $1245 million at the end of the first quarter declined $11 million from the end of the previous quarter. Compared with the end of the year-ago quarter, inventories increased $97 million due to inventories the company built in the first three quarters of 2004 to increase its ability to quickly deliver products to customers. Days of inventory at the end of the first quarter were 69, up from 62 days at the end of the previous quarter and 64 days at the end of the year-ago period.

Outlook

TI intends to provide a mid-quarter update to its financial outlook on June 7, 2005, by issuing a press release and holding a conference call. Both will be available on the company’s web site.

For the second quarter of 2005, TI expects revenue to be in the following ranges:

•	Total TI, $3000 million to $3240 million;

•	Semiconductor, $2550 million to $2750 million;

•	Sensors & Controls, $290 million to $310 million; and

•	E&PS, $160 million to $180 million.

TI expects EPS to be in the range of $0.25 to $0.29.

This outlook comprehends the sale of the company’s commodity LCD driver product line, which was completed effective March 18, 2005. Revenue from this product line was about $200 million in 2004 and was $39 million for the abbreviated period during the first quarter of 2005 in which it was owned by TI.

For 2005, TI continues to expect: R&D to be about $2.1 billion, capital expenditures to be about $1.3 billion and depreciation to be about $1.4 billion. The effective tax rate for the year is expected to be about 24 percent, unchanged from the prior estimate. This tax rate does not include any impact related to the expensing of stock options under the Financial Accounting Standards Board’s Statement 123(R), which the company expects to implement beginning in the third quarter of 2005. In addition, this outlook does not reflect the impact of any potential repatriation of cash under the American Jobs Creation Act.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Income

(In millions, except per-share amounts)

	For Three Months Ended
	Mar. 31 2005	Dec. 31 2004	Mar. 31 2004
Net revenue	$2972	$3153	$2936
Operating costs and expenses:
Cost of revenue	1636	1819	1614
Gross profit	1336	1334	1322
Gross profit % of revenue	44.9%	42.3%	45.0%
Research and development (R&D)	495	487	494
R&D % of revenue	16.6%	15.5%	16.8%
Selling, general and administrative (SG&A)	344	363	354
SG&A % of revenue	11.6%	11.5%	12.0%

Total	2475	2669	2462

Profit from operations	497	484	474
Operating profit % of revenue	16.7%	15.4%	16.2%
Other income (expense) net	48	86	50
Interest on loans	2	2	8

Income before income taxes	543	568	516
Provision for income taxes	132	78	149

Net income	$411	$490	$367

Basic earnings per common share	$.24	$.28	$.21

Diluted earnings per common share	$.24	$.28	$.21

Average shares outstanding, basic	1701	1725	1733
Average shares outstanding, diluted	1735	1759	1784
Cash dividends declared per share of common stock	$.025	$.025	$.021

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheets

(In millions of dollars)

	Mar. 31 2005	Dec. 31 2004	Mar. 31 2004
Assets
Current assets:
Cash and cash equivalents	$1856	$2668	$1615
Short-term investments	3284	3690	2522
Accounts receivable, net of allowances for customer adjustments and doubtful accounts of $42 million at March 31, 2005, $41 million at December 31, 2004, and $44 million at March 31, 2004	1696	1696	1678
Inventories:
Raw materials	113	117	126
Work in process	756	756	692
Finished goods	376	383	330

Inventories	1245	1256	1148

Deferred income taxes	577	554	490
Prepaid expenses and other current assets	413	326	545

Total current assets	9071	10190	7998

Property, plant and equipment at cost	9409	9573	9738
Less accumulated depreciation	(5564)	(5655)	(5550)

Property, plant and equipment, net	3845	3918	4188

Long-term cash investments	—	—	1356
Equity and debt investments	260	264	260
Goodwill	701	701	693
Acquisition-related intangibles	98	111	154
Deferred income taxes	457	449	524
Capitalized software licenses, net	292	307	332
Prepaid retirement costs	259	277	178
Other assets	62	82	102

Total assets	$15045	$16299	$15785

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion long-term debt	$318	$11	$435
Accounts payable and accrued expenses	1573	1444	1553
Income taxes payable	262	203	210
Profit sharing contributions and accrued retirement	40	267	82

Total current liabilities	2193	1925	2280

Long-term debt	55	368	394
Accrued retirement costs	564	589	620
Deferred income taxes	40	40	57
Deferred credits and other liabilities	289	314	349
Stockholders’ equity:
Preferred stock, $25 par value. Authorized — 10,000,000 shares. Participating cumulative preferred. None issued.	—	—	—
Common stock, $1 par value. Authorized — 2,400,000,000 shares. Shares issued; March 31, 2005 — 1,738,491,029; December 31, 2004 — 1,738,156,615; March 31, 2004 —1,738,115,567	1738	1738	1738
Paid-in capital	679	750	859
Retained earnings	11610	11242	9865
Less treasury common stock at cost:
Shares: March 31, 2005 — 76,326,181; December 31, 2004 — 20,041,497; March 31, 2004 — 7,012,862	(1929)	(480)	(200)
Accumulated other comprehensive income (loss):
Minimum pension liability	(167)	(168)	(162)
Unrealized holding gains (losses) on investments	(24)	(15)	(2)
Deferred compensation	(3)	(4)	(13)

Total stockholders’ equity	11904	13063	12085

Total liabilities and stockholders’ equity	$15045	$16299	$15785

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Statements of Cash Flows

(In millions of dollars)

	For Three Months Ended
	Mar. 31 2005	Dec. 31 2004	Mar. 31 2004
Cash flows from operating activities:
Net income	$411	$490	$367
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	347	390	348
Amortization of acquisition-related costs	15	16	19
Write-downs of equity investments	3	2	5
Gains on sales of equity and debt investments	—	—	(7)
Gains on sales of assets	(25)	—	—
Deferred income taxes	(37)	(41)	(17)
(Increase) decrease:
Accounts receivable	(14)	280	(227)
Inventories	3	100	(164)
Prepaid expenses and other current assets	(90)	225	(97)
Accounts payable and accrued expenses	33	(116)	58
Income taxes payable	72	63	105
Accrued profit sharing and retirement	(226)	44	65
Noncurrent accrued retirement costs	5	(168)	(64)
Other	26	20	2

Net cash provided by operating activities	523	1305	393
Cash flows from investing activities:
Additions to property, plant and equipment	(277)	(211)	(401)
Sales of assets	42	—	—
Purchases of cash investments	(818)	(652)	(989)
Sales and maturities of cash investments	1204	894	954
Purchases of equity investments	(2)	(6)	(2)
Sales of equity and debt investments	—	1	11
Acquisition of businesses, net of cash acquired	—	(8)	—

Net cash provided by (used in) investing activities	149	18	(427)
Cash flows from financing activities:
Payments on loans payable	—	—	(1)
Dividends paid on common stock	(43)	(44)	(37)
Sales and other common stock transactions	57	75	42
Common stock repurchase program	(1493)	(370)	(172)

Net cash used in financing activities	(1479)	(339)	(168)
Effect of exchange rate changes on cash	(5)	10	(1)

Net increase (decrease) in cash and cash equivalents	(812)	994	(203)
Cash and cash equivalents at beginning of period	2668	1674	1818

Cash and cash equivalents at end of period	$1856	$2668	$1615

Business Segment Net Revenue

(In millions of dollars)

	For Three Months Ended
	Mar. 31 2005	Dec. 31 2004	Mar. 31 2004
Semiconductor
Trade	$2595	$2797	$2573
Intersegment	2	1	1

	2597	2798	2574

Sensors & Controls
Trade	295	276	283
Intersegment	1	1	1

	296	277	284

Educational & Productivity Solutions
Trade	82	80	79

Corporate activities	(3)	(2)	(1)

Total net revenue	$2972	$3153	$2936

Business Segment Profit (Loss)

(In millions of dollars)

	For Three Months Ended
	Mar. 31 2005	Dec. 31 2004	Mar. 31 2004
Semiconductor	$460	$478	$465
Sensors & Controls	69	62	75
Educational & Productivity Solutions	20	16	9
Corporate activities	(55)	(53)	(51)
Charges/gains and acquisition-related amortization	3	(19)	(24)

Profit from operations	$497	$484	$474

Semiconductor

•	Semiconductor revenue of $2597 million decreased $201 million sequentially primarily due to a decline in wireless revenue as well as lower DLP product revenue. Compared with a year ago, revenue was about even as gains in wireless were offset by declines in most other product areas.

•	Gross profit was $1189 million, or 45.8 percent of revenue. Gross profit declined $17 million sequentially as a combination of cost reductions and higher utilization of Semiconductor’s manufacturing assets mostly offset the impact of lower revenue. Compared with a year ago, gross profit was about even as cost reductions and the impact of higher shipments offset the effect of lower factory utilization.

•	Operating profit was $460 million, or 17.7 percent of revenue, down $18 million sequentially due to lower gross profit. Compared with a year ago, operating profit was about the same.

•	Analog revenue decreased 3 percent sequentially primarily due to lower demand from wireless customers. Compared with a year ago, analog revenue decreased 8 percent due to broad-based declines in demand. High-performance analog revenue increased 5 percent sequentially and declined 2 percent from a year ago.

•	DSP revenue decreased 12 percent sequentially and grew 16 percent compared with a year ago due to demand from wireless customers.

•	TI’s remaining Semiconductor revenue decreased 6 percent sequentially due to reductions of excess inventory at TI’s DLP product customers and their distribution channels, which more than offset growth in revenue from commodity standard logic products, microcontrollers and RISC microprocessors. This revenue declined 4 percent compared with a year ago due to lower DLP product and commodity standard logic revenue, which more than offset growth in microcontrollers and RISC microprocessors.

•	Semiconductor orders of $2567 million were about even sequentially as lower demand for wireless and DLP products offset gains in most other areas. Compared with a year ago, orders decreased 9 percent as growth in demand for wireless products was more than offset by declines in most other product areas.

1Q Semiconductor Highlights

•	Samsung Electronics selected TI’s OMAP™ digital imaging processor technology for four new camera phone models, including the world’s first camera phone with a hard-disk drive.

•	Kodak selected TI’s digital media processing technology for the Kodak EasyShare-One digital camera, which can store up to 1,500 pictures and offers in-camera editing, wireless e-mailing and picture printing without using a computer.

•	Siemens Communications Group chose TI’s 1-GHz DSP for a new mobile media gateway that delivers a 4x increase in channel density per card and targets 2G, 2.5G and 3G infrastructure deployments.

•	Vonage®, the leading broadband telephony provider, selected TI as its preferred supplier for VoIP (Voice over Internet Protocol) silicon and software.

•	TI announced its new line of Fusion Digital PowerTM solutions, which combine the company’s expertise in DSP and high-performance analog to bring digital capabilities to the traditionally analog power-management function.

•	TI began sampling the industry’s first wireless digital baseband processor developed on the company’s advanced 65-nanometer manufacturing process.

Sensors & Controls

•	Sensors & Controls revenue was a quarterly record of $296 million, up $19 million sequentially and $12 million from a year ago due to higher shipments of sensor products.

•	Gross profit was $106 million, or 35.8 percent of revenue, up $7 million sequentially primarily due to higher revenue. Compared with a year ago, gross profit decreased $4 million due to price reductions, primarily for automotive sensor products.

•	Operating profit was $69 million, or 23.2 percent of revenue, up $7 million sequentially and down $6 million from a year ago primarily due to gross profit.

Educational & Productivity Solutions (E&PS)

•	E&PS revenue was $82 million, up $2 million from the prior quarter and $3 million from a year ago.

•	Gross profit was $44 million, or 54.2 percent of revenue, up $2 million sequentially due to higher revenue, and $7 million from a year ago due to lower manufacturing costs.

•	Operating profit was $20 million, or 24.1 percent of revenue, up $4 million sequentially due to the combination of higher gross profit and lower SG&A expenses. Compared with a year ago, operating profit increased $11 million primarily due to higher gross profit.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the Company or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets such as telecommunications and computers;

•	TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI’s ability to compete in products and prices in an intensely competitive industry;

•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	Consolidation of TI’s patent licensees and market conditions reducing royalty payments to TI;

•	Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or suppliers operate;

•	Availability and cost of raw materials and critical manufacturing equipment;

•	Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Changes in the accounting treatment of stock options and other share-based compensation;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;

•	Customer demand that differs from company forecasts;

•	The financial impact of inadequate or excess TI inventories to meet demand that differs from projections;

•	Product liability or warranty claims, or recalls by TI customers for a product containing a TI part;

•	TI’s ability to recruit and retain skilled personnel; and

•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Cautionary Statements Regarding Future Results of Operations” in Item 1 of the Company’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of publication, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company’s businesses include Sensors & Controls and Educational & Productivity Solutions. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

TI Trademarks:

OMAP

DLP

Fusion Digital Power

Other trademarks are the property of their respective owners.